Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
 British American Tobacco p.l.c.

We consent to the incorporation herein  by reference in this Registration Statement on Form S-8 of our report dated March 20, 2017, with respect to the consolidated balance sheets of British American Tobacco p.l.c. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years then ended, and contained in the Registration Statement No. 333-217939 on Form F-4 of British American Tobacco p.l.c.

/s/ KPMG LLP
London, United Kingdom
 July 25, 2017